Exhibit 99.1

ConocoPhillips Reports Second-Quarter 2016 Results; Continued Strong Operational Performance

HOUSTON – ConocoPhillips (NYSE: COP) today reported a second-quarter 2016 net loss of $1.1 billion, or ($0.86) per share, compared with a second-quarter 2015 net loss of $179 million, or ($0.15) per share. Excluding special items, second-quarter 2016 adjusted earnings were a net loss of $985 million, or ($0.79) per share, compared with second-quarter 2015 adjusted earnings of $81 million, or $0.07 per share. Special items for the current quarter were related to non-cash impairments in the Lower 48, primarily in the Gulf of Mexico; pension settlement expense; deferred tax adjustments; and a gain on an asset sale.

Summary

●	Exceeded second-quarter guidance with production of 1,546 MBOED; increasing full-year guidance.
●	Lowering 2016 capital expenditures guidance from $5.7 billion to $5.5 billion.
●	Improved production and operating expenses by 20 percent year over year; improved adjusted operating costs by 18 percent year over year; lowering full-year adjusted operating cost guidance.
●	Safely executed second-quarter major turnaround activity in Europe and Alaska; activity ongoing in the third quarter.
●	Achieved first production at Foster Creek Phase G in Canada; Surmont production restored to prior quarter levels after wildfires.
●	On track for first cargo from APLNG Train 2 in Australia and first production from Alder in Europe in the fourth quarter of 2016.
●	Lowered debt by $0.8 billion.
●	Completed non-core asset sales of $0.2 billion, bringing the six-month 2016 total to $0.4 billion; signed a sale and purchase agreement for exploration blocks offshore Senegal in July.

“The price environment remains challenging, but our business is running well and we continue to beat our production, capital expenditures and operating cost targets,” said Ryan Lance, chairman and chief executive officer. “During the quarter, we successfully completed significant turnaround activity and saw strong performance across the portfolio, which enabled us to improve our full-year guidance for production, capital expenditures and adjusted operating costs. We are continuing to ramp up production from our APLNG and Surmont projects, and achieved first production at Foster Creek Phase G in Canada. Our financial position improved as we reduced our debt by $0.8 billion and generated asset sale proceeds of $0.2 billion, remaining on track for about $1 billion of asset sale proceeds this year. We remain focused on successfully executing our operating plan, lowering the breakeven price of the business and positioning for strong momentum as prices recover.”

Second-Quarter Review

Production for the second quarter of 2016 was 1,546 thousand barrels of oil equivalent per day (MBOED), a decrease of 49 MBOED compared with the same period a year ago. The decrease was the result of normal field decline, dispositions, planned downtime and the impact of wildfires in Canada, partly offset by growth from major projects and development programs and improved well performance. When adjusted for 95 MBOED from dispositions and downtime, production increased 46 MBOED, or 3 percent.

For the quarter, operational performance was strong across the portfolio. The company safely progressed several major turnarounds in Europe and Alaska, which will continue in the third quarter. The Lower 48 delivered strong production, primarily from the unconventionals, and there were positive results from the Shenandoah 5 appraisal well in the Gulf of Mexico. CD5 and Drill Site 2S in Alaska continue to perform well, with an additional phase approved at CD5. By the end of June, Surmont production was restored to first-quarter levels after the wildfires and first production was achieved with the commissioning of Foster Creek Phase G. Production began to ramp up from Kebabangan in Malaysia and the APLNG project in Australia continued to operate above expectations, with Train 2 expected to start up in the fourth quarter of 2016.

The company progressed its phased exit from deepwater exploration with the signing of a sale and purchase agreement for three exploration blocks offshore Senegal in July. The company also recorded a dry hole and leasehold impairment at the Gibson and Tiber prospects in the Gulf of Mexico.

Adjusted earnings were lower compared with second-quarter 2015 primarily due to lower realized prices. The company’s total realized price was $27.79 per barrel of oil equivalent (BOE), compared with $39.06 per BOE in the second quarter of 2015, reflecting lower average realized prices across all commodities.

For the quarter, cash provided by operating activities was $1.26 billion. Excluding a change in operating working capital, ConocoPhillips generated $1.23 billion in cash from operations and received proceeds from asset dispositions of $0.2 billion. The company funded $1.1 billion in capital expenditures and investments, and paid dividends of $0.3 billion. Additionally, the company repaid debt of $0.8 billion and purchased $1.0 billion in short-term investments.

Six-Month Review

ConocoPhillips’ six-month 2016 earnings were a net loss of $2.5 billion, or ($2.04) per share, compared with six-month 2015 earnings of $93 million, or $0.07 per share. Six-month 2016 adjusted earnings were a net loss of $2.2 billion, or ($1.74) per share, compared with a six-month 2015 adjusted net loss of $141 million, or ($0.11) per share.

Production for the first six months of 2016 was 1,562 MBOED, compared with 1,603 MBOED for the same period in 2015. Production decreased due to normal field decline and dispositions, partly offset by new production from major projects and development programs.

The company’s total realized price during this period was $25.31 per BOE, compared with $37.99 per BOE in the first six months of 2015. This reflected lower average realized prices across all commodities.

In the first half of 2016, cash provided by operating activities was $1.7 billion. Excluding a $0.2 billion change in operating working capital, ConocoPhillips generated $1.9 billion in cash from operations and received proceeds from asset dispositions of $0.4 billion. The company funded $3.0 billion in capital expenditures and investments, and paid dividends of $0.6 billion. Additionally, the company increased debt by $3.8 billion and purchased $1.3 billion in short-term investments.

Outlook

The company is increasing its full-year 2016 production guidance to 1,540 to 1,570 MBOED, reflecting strong year-to-date performance across most of the portfolio. Third-quarter 2016 production guidance is 1,510 to 1,550 MBOED, which reflects significant planned turnaround activity during the quarter.

Guidance for production and operating expenses is expected to be $5.8 billion, which results in improved adjusted operating costs of $6.8 billion versus prior guidance of $7.0 billion. The company entered into an agreement to terminate its final Gulf of Mexico drillship contract for approximately $140 million before tax, which is expected to be recorded in the third quarter as a special item.

Guidance for capital expenditures has been lowered to $5.5 billion versus prior guidance of $5.7 billion. Depreciation, depletion and amortization guidance has been increased to $9.2 billion for the full year as a result of increased volumes and increased expense associated with price-related reserve revisions. The company’s other guidance items remain unchanged, with corporate segment net expense of $1.0 billion; and exploration dry hole and leasehold impairment expense of $0.8 billion.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 20 countries, $21 billion in annualized revenue, $96 billion of total assets, and approximately 15,400 employees as of June 30, 2016. Production averaged 1,562 MBOED for the six months ended June 30, 2016, and proved reserves were 8.2 billion BOE as of Dec. 31, 2015. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, adjusted dry hole and leasehold impairment, adjusted corporate and other earnings, operating costs and adjusted operating costs. Operating costs is defined by the Company as the sum of production and operation expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and other expenses. Adjusted operating costs is defined as the Company’s operating costs further adjusted to exclude expenses that are included as adjustments to adjusted earnings to the extent those adjustments impact production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and other expenses.

The Company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per share basis), operating costs and adjusted operating costs, adjusted dry hole and leasehold impairment, and adjusted corporate and other earnings are useful to investors to help facilitate comparisons of the Company’s operating performance and controllable costs associated with the Company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company further believes that the non-GAAP measure adjusted operating costs provides a more indicative measure of the Company’s underlying, controllable costs of operations by excluding other items that do not directly relate to the Company’s core business operations. The Company’s Board of Directors and management also use these non-GAAP measures to analyze the Company’s operating performance across periods when overseeing and managing the Company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included below.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated

	2Q16			2Q15			2016 YTD			2015 YTD
	Pre-tax	Income tax	After-tax	Pre-tax	Income tax	After-tax	Pre-tax	Income tax	After-tax	Pre-tax	Income tax	After-tax
Earnings			$(1,071)			(179)			(2,540)			93
Adjustments:
Impairments	246	(87)	159	275	(135)	140	631	(240)	391	275	(135)	140
Pension settlement expense	45	(14)	31	52	(14)	38	128	(39)	89	52	(14)	38
International tax law changes	-	-	-	-	129	129	-	-	-	-	(426)	(426)
Restructuring	-	-	-	17	(7)	10	-	-	-	121	(50)	71
Net gain on asset sales	(56)	20	(36)	(39)	10	(29)	(56)	20	(36)	(39)	10	(29)
Deferred tax adjustment	-	(68)	(68)	-	-	-	-	(68)	(68)	-	-	-
Tax impact from country exit	-	-	-	-	(28)	(28)	-	-	-	-	(28)	(28)
Adjusted earnings / (loss)			$(985)			81			(2,164)			(141)

Earnings (loss) per share of common stock (dollars)			$(0.86)			(0.15)			(2.04)			0.07

Adjusted earnings / (loss) per share of common stock (dollars)			$(0.79)			0.07			(1.74)			(0.11)

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Reconciliation of Production and Operating Expenses to Adjusted Operating Costs
$ Millions, Except as Indicated

	2Q16	2Q15	2016 YTD	FY 2016 Guidance

Production and operating expenses	1,445	1,798	2,799	5,800
Production and operating expenses - percent reduction	-20%
Adjustments:
Selling, general and administrative (G&A) expenses	167	218	353	600
Exploration G&A, G&G and lease rentals	147	147	292	700
Operating costs	1,759	2,163	3,444	7,100
Operating costs unadjusted - percent reduction	-19%

Adjustments to exclude special items
Less restructuring	-	(17)	-	-
Less pension settlement expense	(45)	(52)	(128)	(128)
Less impairments	-	-	(36)	(36)
Less other costs	-	-	-	(140)
Adjusted operating costs	1,714	2,094	3,280	~6,800
Adjusted operating costs - percent reduction	-18%

ConocoPhillips
Reconciliation of dry hole and leasehold impairment
$ Millions, Except as Indicated

	2016 YTD	FY 2016 Guidance

Dry holes	429	700
Leasehold impairment	394	500
Total	823	1,200

Adjustment to exclude special items
Less impairments	(423)	(423)
Adjusted dry hole and leasehold impairment	400	~800

Impairment adjustments include $371 million of leasehold impairment expense and $52 million of dry hole expense.

ConocoPhillips
Reconciliation of Corporate and Other earnings
$ Millions, Except as Indicated

	2016 YTD	FY 2016 Guidance

Corporate and Other earnings	(608)	(1,100)

Adjustments to exclude special items
Less pension settlement expense	(128)	(128)
Less tax on pension settlement expense	39	39
Adjusted Corporate and Other earnings	(519)	~(1,000)

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
Sidney J. Bassett, 281-293-5000 (investors)
sid.bassett@conocophillips.com
Vladimir R. dela Cruz, 281-293-5000 (investors)
v.r.delacruz@conocophillips.com